For Immediate Release:
March 24, 2011 @ 4:00 p.m.

Chemung Financial Acquisition of Albany (NY) Commercial Bank Moves Towards Completion
Shareholders of both banks approve the transaction.

Officials of Chemung Financial Corporation (CHMG.OB), the holding company of Chemung Canal Trust Company (CCTC), and Fort Orange Financial Corp. (FOFC.OB), the holding company of Capital Bank & Trust Company (CB&T), today announced that the shareholders of both organizations have approved Chemung’s acquisition of Fort Orange Financial Corp.

The transaction, first announced in October, calls for Chemung Financial to purchase all of the outstanding shares of Fort Orange Financial Corp. in a stock and cash transaction valued at $29.3 million, based upon Chemung Financial’s October 14, 2010 closing stock price.    The initial offer called for Chemung Financial to pay either $7.50 in cash or 0.3571 shares of Chemung Financial common stock for each share of Fort Orange Financial Corp.; however, the exchange ratio is subject to downward adjustment if the March 31st common stock price of Chemung Financial rises to more than $25.20 per share, and the merger consideration is also subject to possible downward adjustment based upon March 31, 2011 asset quality indicators of Fort Orange Financial Corp., as specified in the definitive merger agreement. The aggregate deal consideration shall be paid in 75% Chemung Financial common stock and 25% cash.  The transaction is scheduled to close on Friday, April 8, 2011.

“We are excited to extend our relationship style of community banking into the Capital Region,” said Ronald M. Bentley, President and Chief Executive Officer of Chemung Financial Corporation and Chemung Canal Trust Company.  “The Capital Region is one of the most attractive markets in New York State and we’re looking forward to the opportunity to expand Capital Bank’s menu of products and services to more fully meet the financial needs of the residents and business community within the region,” he added.

According to Bentley, Capital Bank will retain its current identity after the transaction is complete and Anders M. Tomson, Capital Bank’s President, will remain as Division President. “The Capital Bank name is a strong, recognizable brand within the Albany market,” Bentley said, “and we believe it is important to continue that tradition.  With Anders at the helm and the same team of friendly, professional and knowledgeable bankers in place, we’re looking forward to building a strong franchise in the Capital Region.”

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Founded in 1995, at December 31st Capital Bank had approximately $260 million in assets, including a loan portfolio approximating $186 million, and deposits of nearly $201 million.  Capital Bank currently operates from five offices in the Capital District, including two in Albany and one each in Clifton Park, Latham and Slingerlands.

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers.  Chemung Canal Trust Company, which was established in 1833, operates through 23 full service offices in Chemung, Broome, Schuyler, Steuben, Tioga and Tompkins counties in New York, as well as in Bradford County, PA.  Chemung Financial has total assets of $1.0 billion.

Sandler O’Neill & Partners, L.P. served as the financial advisor to Chemung Financial Corporation, and FinPro, Inc. served as the financial advisor for Fort Orange Financial Corp. Hinman, Howard and Kattell, LLP served as outside legal counsel to Chemung Financial Corporation, while Hiscock & Barclay, LLP served as outside legal counsel to Fort Orange Financial Corp.

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The full text of this press release may be found at www.chemungcanal.com and www.capitalbank.com.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation and Fort Orange Financial Corp. assume no duty, and specifically disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause actual operating results to differ materially.

Contacts:

Ronald M. Bentley, President & CEO
Chemung Financial Corporation & Chemung Canal Trust Company One Chemung Canal Plaza, PO Box 1522, Elmira, NY 14902 (607) 737-3900 (607) 857-6309 (mobile)

Anders M. Tomson, President
Capital Bank & Trust Company 1375 Washington Avenue, Albany, NY 12206 (518) 433-5803